[Chickasaw Capital Management Letterhead]

January 4, 2011

Board of Trustees
MainGate Trust
6075 Poplar Avenue, Suite 402
Memphis, TN 38119

Re:  Initial Seed Capital Subscription Agreement

To the Board of Trustees:

In order to provide MainGate Trust (the “Trust”) with initial capital sufficient to enable the public offering of shares of the Trust, the undersigned hereby subscribes to purchase 9,500 Class I shares of the MainGate MLP Fund (the “Fund”) and 500 Class A shares, at a price of $10.00 per share, for a total of $100,000.00.  The undersigned further represents and warrants that these shares are being purchased by the undersigned for investment purposes only and not with a view towards distribution thereof; and with no present intention of selling such shares shortly after purchasing them.

Very truly yours,

/s/Matthew G. Mead
Chickasaw Capital Management, LLC
By:  Matthew G. Mead
Title:  Managing Member

Accepted:

MAINGATE TRUST

/s/ Geoffrey P. Mavar
Name:  Geoffrey P. Mavar
Title:  President

Date: January 4, 2011